Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

ENERGIZER HOLDINGS, INC.

ARTICLE I

NAME

The name of the corporation is Energizer Holdings, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE

The address, including street and number, if any, of the Corporation’s registered office in this state is 120 South Central Avenue, Clayton, Missouri 63105, and the name of its agent at such address is C T Corporation System.

ARTICLE III

AUTHORIZED SHARES

SECTION 3.1. CLASSES AND NUMBER OF SHARES.

(a) The aggregate number, class and par value of shares of capital stock that the Corporation shall have authority to issue is Three Hundred and Ten Million (310,000,000) shares of stock, consisting of:

(i) Three hundred million (300,000,000) shares of common stock, par value $.01 per share (“Common Stock”); and

(ii) Ten million (10,000,000) shares of preferred stock, par value $.01 per share (“Preferred Stock”).

(b) All preemptive rights of shareholders are hereby denied, so that no stock or other security of the Corporation shall carry with it, and no holder or owner of any share or shares of stock or other security or securities of the Corporation, shall have any preferential or preemptive right to acquire additional shares of stock or of any other security of the Corporation. All cumulative voting rights are hereby denied, so that no stock or other security of the Corporation shall carry with it, and no holder or owner of any share or shares of such stock or security, shall have any right to cumulative voting in the election of members of the Board of Directors of the Corporation (the “Directors”) or for any other purpose. The foregoing provisions within this paragraph are not intended to modify or prohibit any provisions of any voting trust or agreement between or among holders or owners of shares of stock or other securities of the Corporation.

(c) In addition to those general qualifications, limitations and restrictions applicable to each and every class and series of capital stock of the Corporation as a matter of law or as stated in the immediately preceding paragraph, the preferences, qualifications, limitations, restrictions, and the special correlative rights, including convertible rights, if any, in respect of the shares of each class are as set forth in the following Section 3.2 and Section 3.3.

SECTION 3.2. TERMS OF PREFERRED STOCK.

(a) Subject to the requirements of the General and Business Corporation Law of Missouri, as amended from time to time (the “GBCL”), and to the provisions of these Amended and Restated Articles of Incorporation (these “Articles of Incorporation”), Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. The description of shares of each series of Preferred Stock, including any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption, shall be as set forth in these Articles of Incorporation or any amendment hereto, or in a resolution or resolutions duly adopted by the Board of Directors and, to the extent set forth in any such resolution or resolutions, such information shall be certified to the Secretary of State of Missouri and filed as required by law from time to time, prior to the issuance of any shares of such series.

(b) The Board of Directors is expressly authorized prior to issuance, by adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series of Preferred Stock (but not below the number of shares of such series then outstanding) and, if and to the extent from time to time required by law, by filing certification thereto with the Secretary of State of Missouri, to set or change the number of shares to be included in each series of Preferred Stock (but not below the number of shares of such series then outstanding) and to set or change (in any one or more respects) the designations, preferences, conversion, relative, participating, optional or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of each such series. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, setting or changing the following:

(i) the distinctive serial designation of such series and the number of shares constituting such series (provided that the aggregate number of shares constituting all series of Preferred Stock shall not exceed the aggregate number of authorized shares set out in Section 3.1(a)(ii) of these Articles of Incorporation);

(ii) the dividend rate, if any, on shares of such series, whether and the extent to which dividends shall be cumulative or non-cumulative, the relative rights of priority, if any, of payment of any dividends, and the time at which and the terms and conditions on which any dividends shall be paid;

(iii) whether the shares of such series shall be redeemable or purchasable and, if so, the terms and conditions of such redemption or purchase, including the date or dates upon and after which such shares shall be redeemable or purchasable and the amount per share payable in case of redemption or purchase, which amount may vary under different conditions and at different redemption or purchase dates;

(iv) the obligation, if any, of the Corporation to retire shares of such series pursuant to a sinking fund and the terms and conditions of any such sinking fund;

(v) whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other series, class or classes, now or hereafter authorized, and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(vi) whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(vii) the rights of the holders of shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation and the relative rights of priority, if any, of such holders with respect thereto; and

(viii) any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

SECTION 3.3. TERMS OF COMMON STOCK.

(a) Voting Rights. Except as otherwise provided by the GBCL, each holder of the Common Stock shall be entitled to one vote per share of Common Stock held by such holder on all matters to be voted on by the shareholders.

(b) Dividend Rights. Subject to the express terms of any outstanding series of Preferred Stock, dividends may be declared and paid upon the Common Stock out of funds of the Corporation legally available therefor, in such amounts and at such times as the Board of Directors may determine. Funds otherwise legally available for the payment of dividends on the Common Stock shall not be restricted or reduced by reason of there being any excess of the aggregate preferential amount of any series of Preferred Stock outstanding over the aggregate par value thereof.

ARTICLE IV

DIRECTORS

SECTION 4.1. NUMBER AND CLASSIFICATION. The number of Directors to constitute the Board of Directors of the Corporation shall be fixed by or in the manner provided in the Bylaws of the Corporation. Any changes in the number of Directors shall be reported to the Missouri Secretary of State to the extent and within the time periods required by the GBCL. As of the effective date of these Articles of Incorporation, the Directors shall be divided into three classes, as nearly equal in number as is reasonably possible, with the term of office of the first class to expire at the 2016 annual meeting of shareholders, the term of office of the second class to expire at the 2017 annual meeting of shareholders and the term of office of the third class to expire at the 2018 annual meeting of shareholders, with each Director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of shareholders (i) Directors elected to succeed those Directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election, so that the term of office of only one class of Directors shall expire at each annual meeting, with each Director to hold office until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal, and (ii) if authorized by a resolution of the Board of Directors, Directors may be elected to fill any vacancy on the Board of Directors, regardless of how such vacancy shall have been created. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of stock of the Corporation, other than shares of Common Stock, shall have the right, voting separately by class or series, to elect Directors, then the election, term of office, filling of vacancies and other features of such directorship shall be governed by the terms of the Articles of Incorporation of the Corporation or any certificate of designation thereunder applicable thereto. As used in these Articles of Incorporation, the term “entire Board of Directors” or the “entire Board” means the total number of Directors fixed by, or in accordance with, these Articles of Incorporation and the Bylaws of the Corporation.

SECTION 4.2. REMOVAL OF DIRECTORS. Subject to, and in addition to, the rights, if any, of the holders of any class of capital stock of the Corporation (other than the Common Stock) then outstanding or any limitation imposed by law, (i) any Director, or the entire Board of Directors, may be removed from office at any time prior to the expiration of his, her or their term of office only for cause and only by the affirmative vote of the holders of record of outstanding shares representing not less than two-thirds of all of the then outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of Directors, voting together as a single class, at a special meeting of shareholders called expressly for that purpose (such vote being in addition to any required class or other vote), and (ii) any Director may be removed from office by the affirmative vote of a majority of the entire Board of Directors at any time prior to the expiration of his or her term of office, as provided by law, in the event that the Director fails to meet any qualifications stated in the Bylaws for election as a Director or in the event that the Director is in breach of any agreement between the Director and the Corporation relating to the Director’s service as a Director or employee of the Corporation.

SECTION 4.3. VACANCIES. Subject to the rights, if any, of the holders of any class of capital stock of the Corporation (other than the Common Stock) then outstanding, and except as expressly provided for in Section 4.1, any vacancies in the Board of Directors which occur for any reason, including vacancies which occur by reason of an increase in the number of Directors or the removal of a Director, shall be filled only by the Board of Directors, acting by the affirmative vote of a majority of the remaining Directors then in office (although less than a quorum). Any replacement Director so elected shall hold office for a term expiring at the annual meeting of shareholders at which the term of office of the class to which they have been appointed expires and until such Director’s successor is elected and qualified or until such Director’s earlier death, resignation or removal.

ARTICLE V

The duration of the Corporation is perpetual.

ARTICLE VI

PURPOSE

The Corporation is formed to engage in any lawful act or activity for which a corporation now or hereafter may be organized under the laws of the State of Missouri.

ARTICLE VII

BYLAWS; MEETINGS OF SHAREHOLDERS

SECTION 7.1. BYLAWS. Only a majority of the entire Board of Directors may make, amend, alter, change or repeal any provision or provisions of the Bylaws of the Corporation.

SECTION 7.2. SPECIAL MEETINGS. Special meetings of shareholders may be called only by the affirmative vote of a majority of the entire Board of Directors or by the Chairman of the Board or the President of the Corporation by request for such a meeting in writing. Only such business shall be conducted, and only such proposals shall be acted upon, as are specified in the notice of any special meeting of shareholders. Shareholders shall have no right to request to call a special meeting.

SECTION 7.3. WRITTEN CONSENT OF SHAREHOLDERS. Any action that is required or that may be taken at any meeting of the shareholders may be taken without a meeting if consent in writing, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote with respect to the subject matter thereof.

SECTION 7.4. ADVANCE NOTICE. Advance notice of shareholder nominations for the election of Directors and business to be brought by shareholders before any meeting of the shareholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE VIII

INDEMNIFICATION AND EXCULPATION

SECTION 8.1. ACTIONS INVOLVING DIRECTORS, OFFICERS AND EMPLOYEES. The Corporation shall indemnify and hold harmless each person (other than a party plaintiff suing on his or her own behalf or in the right of the Corporation) who at any time is serving or has served as a Director, officer or employee of the Corporation against any claim, liability or expense incurred as a result of such service, or as a result of any other service on behalf of the Corporation while also serving as a Director, officer or employee of the Corporation, or service at the request of the Corporation (which request need not be in writing), while also serving as a Director, officer or employee of the Corporation, as a director, officer, employee, member, or agent of another corporation, partnership, joint venture, trust, trade or industry association or other enterprise (whether incorporated or unincorporated, for-profit or not-for-profit) to the maximum extent permitted by law, unless the conduct of such person underlying the proceeding in question has been finally adjudged to have been knowingly fraudulent, deliberately dishonest or to constitute willful misconduct, or unless the Corporation is otherwise prohibited by law from providing such indemnification. Without limiting the generality of the foregoing, the Corporation shall indemnify any such person (other than a party plaintiff suing on his or her behalf or in the right of the Corporation), who was or is a party or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, but not limited to, an action by or in the right of the Corporation) as a result of such service or any other service on behalf of the Corporation while also serving as a Director, officer or employee of the Corporation against expenses (including, without limitation, costs of investigation and attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding.

SECTION 8.2. MANDATORY INDEMNIFICATION.

(a) Directors, Officers and Employees. To the extent that a Director, officer or employee of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, to which action, suit or proceeding such Director, officer or employee was or is a party by reason of such person’s service to the Corporation in such capacity, or as a result of any other service on behalf of the Corporation while also serving as a Director, officer or employee of the Corporation, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the action, suit or proceeding, or proportionally to such claim, issue or matter therein.

(b) Agents. To the extent that an agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, to which action, suit or proceeding such agent was or is a party by reason of service to the Corporation in such capacity, or as a result of any other service on behalf of the Corporation while also serving as an agent of the Corporation, or in defense of any claim, issue or matter therein, the Corporation is not required to, but may, in its discretion, indemnify such individual against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the action, suit or proceeding, or proportionally to such claim, issue or matter therein, at the discretion of the Corporation.

SECTION 8.3. ARTICLE VIII PROVISIONS NOT EXCLUSIVE RIGHT. The indemnification provided by this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled, whether under the Bylaws of the Corporation or any statute, agreement, vote of shareholders or disinterested Directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

SECTION 8.4. INDEMNIFICATION AGREEMENTS AUTHORIZED. Without limiting the other provisions of this Article VIII, the Corporation is authorized from time to time, without further action by the shareholders of the Corporation, to enter into agreements with any Director, officer, employee or agent of the Corporation providing such rights of indemnification as the Corporation may deem appropriate, up to the maximum extent permitted by law. Any agreement entered into by the Corporation with a Director may be authorized by the other Directors, and such authorization shall not be invalid on the basis that different or similar agreements may have been or may thereafter be entered into with other Directors.

SECTION 8.5. STANDARD OF CONDUCT. Except as may otherwise be permitted by law, no person shall be indemnified pursuant to this Article VIII (including without limitation pursuant to any agreement entered into pursuant to Section 8.4 of these Articles of Incorporation) from or on account of such person’s conduct which is finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. The Corporation may (but need not) adopt a more restrictive standard of conduct with respect to the indemnification of any agent of the Corporation.

SECTION 8.6. INSURANCE. The Corporation may purchase and maintain insurance on behalf of itself or any person who is or was a Director, officer, employee or agent of the Corporation, or who is or was otherwise serving on behalf or at the request of the Corporation in any capacity against any claim, liability or expense asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article VIII.

SECTION 8.7. CERTAIN DEFINITIONS. For the purposes of this Article VIII:

(a) Service in Representative Capacity. Any Director, officer or employee of the Corporation who shall serve as a director, officer or employee of any other corporation, partnership, joint venture, trust or other enterprise of which the Corporation, directly or indirectly, is or was the owner of 20% or more of either the outstanding equity interests or the outstanding voting stock (or comparable interests) shall be deemed to be so serving at the request of the Corporation, unless the Board of Directors of the Corporation shall determine otherwise. In all other instances where any person shall serve as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise of which the Corporation is or was a stockholder or creditor, or in which it is or was otherwise interested, if it is not otherwise established that such person is or was serving as a director, officer, employee or agent at the request of the Corporation, the Board of Directors of the Corporation may determine whether such service is or was at the request of the Corporation, and it shall not be necessary to show any actual or prior request for such service.

(b) Predecessor Corporations. References to a corporation include all constituent corporations absorbed in a consolidation or merger, as well as the resulting or surviving corporation, so that any person who is or was a director, officer, employee or agent of a constituent corporation or is or was serving at the request of a constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as he or she would if he or she had served the resulting or surviving corporation in the same capacity.

(c) Service for Employee Benefit Plan. The term “other enterprise” shall include, without limitation, employee benefit plans and voting or taking action with respect to stock or other assets therein; the term “serving at the request of the Corporation” shall include, without limitation, any service as a director, officer, employee or agent of a corporation which imposes duties on, or involves services by, a director, officer, employee or agent with respect to any employee benefit plan, its participants or beneficiaries; a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have satisfied any standard of care required by or pursuant to this Article VIII in connection with such plan; and the term “fines” shall include, without limitation, any excise taxes assessed on a person with respect to an employee benefit plan and shall also include any damages (including treble damages) and any other civil penalties.

SECTION 8.8. LIABILITY OF THE DIRECTORS, OFFICERS AND EMPLOYEES.

(a) No Director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a Director; provided, however, that the foregoing clause shall not apply to any liability of a Director (i) for any breach of the Director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in subjective good faith or which involve intentional misconduct or a knowing violation of law, (iii) under § 351.345 of the GBCL, or (iv) for any transaction from which the Director derived an improper personal benefit.

(b) It is the intention of the Corporation to limit the personal liability of the Directors, officers and employees of the Corporation, in their capacity as such, whether to the Corporation, its shareholders or otherwise, to the fullest extent permitted by law. Consequently, should the GBCL or any other applicable law be amended or adopted hereafter so as to permit the elimination or limitation of such liability, the liability of the Directors and/or officers and/or employees of the Corporation shall be so eliminated or limited without the need for amendment of these Articles or for further action on the part of the shareholders of the Corporation.

SECTION 8.9. SURVIVAL; AMENDMENT.

(a) Each person who was or is a Director, officer or employee of the Corporation is a third party beneficiary to this Article VIII, shall be entitled to rely upon all of his or her indemnification rights provided or contemplated by this Article VIII as a binding contract with the Corporation, and shall be entitled to enforce against, and rely on as a binding contract with, the Corporation all of his or her indemnification rights provided or contemplated by this Article VIII. Such indemnification rights shall continue as to a person who has ceased to be a Director, officer or employee, and shall inure to the benefit of the heirs, executors and administrators of such a person.

(b) This Article VIII may be hereafter amended, modified or repealed as provided in Article IX of these Articles of Incorporation; provided, however, that no such amendment, modification or repeal shall (i) reduce, terminate or otherwise adversely affect any right or protection, provided in this Article VIII of any person who was or is a Director, officer or employee of the Corporation to obtain indemnification or an advance of expenses with respect to a proceeding that pertains to or arises out of any act, omission or event occurring or condition or circumstance existing prior to the Deadline Indemnification Date, or (ii) have any effect on the liability or alleged liability of any person who was or is a Director, officer or employee of the Corporation for or with respect to any act, omission or event occurring or condition or circumstance existing prior to the Deadline Indemnification Date. For purposes of this Section 8.9, the term “Deadline Indemnification Date” shall mean the later of: (1) the effective date of any amendment or repeal of this Article VIII which reduces, terminates or otherwise adversely affects the rights hereunder of any person who was or is a Director, officer or employee, (2) the expiration of such person’s then current term of office with, or service for, the Corporation (provided such person has a stated term of office or service and completes such term), or (3) the effective date such person resigns his office or terminates his service (provided such person has a stated term of office or service but resigns prior to the expiration of such term).

ARTICLE IX

AMENDMENT OF THE ARTICLES OF INCORPORATION

Subject to Section 8.9 of these Articles of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on the shareholders, Directors, officers, employees or agents of the Corporation are subject to this reserved power; provided, that (in addition to any required class or other vote) the affirmative vote of the holders of record of outstanding shares representing not less than two-thirds of all of the outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of Directors, voting together as a single class, shall be required to amend, alter, change or repeal Article IV or Article VII of these Articles of Incorporation and this Article IX, notwithstanding the fact that a lesser percentage may be specified by the laws of Missouri.

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